EXHIBIT 99

The Dow Chemical Company
Investor Relations
Midland, MI 48674

Media Contact:             Analyst Contact:
Chris Huntley                 John Wilson
The Dow Chemical Company      The Dow Chemical Company
989-636-2876                  989-636-1375

MIDLAND, MI (April 19, 2005) Geoffery E. Merszei has been appointed Executive Vice President and Chief Financial Officer-designate of The Dow Chemical Company, it was announced today by Andrew N. Liveris, Dow's President and Chief Executive Officer.

He assumes his Executive Vice President role on July 1, reporting to Liveris, and is scheduled to succeed J. Pedro Reinhard as Chief Financial Officer on October 1.

Merszei is currently Executive Vice President and Chief Financial Officer of Alcan Inc., a position he has held since joining the company from Dow four years ago. Prior to his departure from Dow in September 2001, Merszei served five years as Vice President and Treasurer, having joined the Company from the Royal Bank of Canada in 1977 and subsequently developed his career in a variety of treasury and finance-related positions around the globe. Merszei will relocate from Montreal to Midland.

Commenting on the appointment Liveris said, "I've worked closely with Geoff in the past and I am delighted he has agreed to take on this critical role. In his 24 years with Dow, Geoff made a significant contribution to the Company - he is a man with exceptional professional, leadership and strategic skills, unwavering integrity and solid values. He will be a tremendous addition to the Executive team as we seek to accelerate Dow's strategy over the years ahead."

Dow Chairman, Bill Stavropoulos, echoed Liveris' sentiments: "On behalf of the Board of Directors, I am extremely pleased to welcome Geoff back to Dow; he is a hugely capable individual and an outstanding leader. He will be a true asset to the Company."

Reinhard, who joined Dow in 1970, will step down as CFO on October 1 but will retain his current responsibilities through year end in relation to Dow AgroSciences, Dow Latin America and other special projects. Reinhard will continue to serve as a member of The Dow Chemical Company Board of Directors.

"Pedro has led Dow's finance team since 1995 and in that time has established the Company as a financial leader - not only within the Chemical sector, but across industry as a whole," said Liveris. "He has been the driving force behind many of Dow's growth opportunities during the past decade and has been instrumental in helping the Company deliver on its commitment to maximize long-term shareholder value"

"To ensure that Dow builds on that success for the future, Pedro will work closely with Geoff over the coming months to ensure his transition to the role of Chief Financial Officer is seamless," he added.